Exhibit 99.1

Enviva Partners, LP Reports Financial Results for Third Quarter 2015

BETHESDA, MD, November 5, 2015 — Enviva Partners, LP (NYSE: EVA) (the “Partnership” or “we”) today reported financial and operating results for the third quarter of 2015.

Highlights for the Quarter:

•                  Generated adjusted EBITDA of $15.9 million on net income of $6.4 million, both in-line with guidance

•                  Increased quarterly cash distribution by approximately 7% to $0.4400 per unit

•                  Maintained strong balance sheet with $75.2 million of cash for future growth

•                  Acquisition of Southampton plant still expected in fourth quarter of 2015

“Enviva’s solid third quarter 2015 operating performance delivered financial results at the top end of our expectations,” said John Keppler, Chairman and Chief Executive Officer.  “Our stable cash flow profile and our leadership position in a high-growth industry continues to differentiate Enviva from the broader MLP sector, as highlighted by our ability to significantly increase our distribution.”

Third Quarter Results

For the third quarter of 2015, we generated net revenue of $116.6 million, a $40.5 million, or 53 percent, increase over the corresponding quarter of last year.  For the third quarter, we generated net income of $6.4 million compared to $3.1 million for the corresponding quarter in 2014.   The increase in revenue was primarily the result of additional contracted sales volume and improved customer mix.  The increase in net income was a result of these higher revenues partially offset by higher general and administrative costs, including costs associated with being a public company.

Adjusted EBITDA improved to $15.9 million in the third quarter of 2015, a 59 percent increase compared to the corresponding period in 2014.  The improvement was driven by higher sales volumes, more favorable pricing under our customer contracts, and lower export shipping costs, and was partially offset by the increased costs of delivered wood pellets that were purchased under contract from our sponsor’s Southampton plant this year and higher general and administrative costs.

The Partnership’s distributable cash flow for the third quarter was $12.6 million, resulting in a distribution coverage ratio of 1.21 times.

Liquidity and Financial Position

The Partnership had total cash on hand of $75.2 million at September 30, 2015, which is available for general partnership purposes, including potential acquisitions.

Distribution

As announced last week, the board of directors of the Partnership’s general partner (the “Board”) declared a cash distribution of $0.4400 per common and subordinated unit for the third quarter of 2015.  For the second quarter of 2015, the Partnership paid a prorated amount of the minimum quarterly distribution of $0.4125 per unit as its first distribution following the closing of its initial public offering.  The distribution for the third quarter is approximately 7 percent higher than the minimum quarterly distribution.  The quarterly distribution will be paid Friday, November 27, 2015, to unitholders of record as of the close of business Tuesday, November 17, 2015.

Outlook and Guidance

The guidance amounts provided below do not include the impact of any potential acquisitions from the Partnership’s sponsor or others.  Consistent with previous guidance, the Partnership expects its existing business to generate net income in the range of $5.6 million to $6.6 million and adjusted EBITDA in the range of $14.8 million to $15.8 million, and to incur maintenance capital expenditures in the range of $0.5 million to $1.0 million and interest expense net of amortization of debt issuance costs and original issue discount of $2.5 million in the fourth quarter of 2015.  As a result, the Partnership expects to generate distributable cash flow of $11.3 million to $12.3 million during the fourth quarter of 2015.  Consistent with our prior guidance for the second half of 2015, fourth quarter adjusted EBITDA is expected to be slightly below the run rate of prior quarters primarily due to an unfavorable contracted shipment (one of two) inherited as part of the Cottondale plant acquisition, partially offset by a non-recurring utility refund.

Mr. Keppler commented, “We expect Enviva’s strong year-to-date operating performance to continue in the fourth quarter of 2015 and beyond.  We believe our stable cash flow profile, combined with the anticipated acquisition of the proposed Southampton plant and the benefits from incremental, modest capital investments in our current plants, will provide opportunities to substantially increase our distribution going forward.”

Sponsor Activity

The Partnership continues to progress the potential acquisition of the fully operational 510,000 metric tons per year (“MTPY”) wood pellet production plant in Southampton County, Virginia (the “Southampton plant”) currently owned and operated by the Partnership’s sponsor.  The sponsor has made a proposal to the Partnership regarding the potential acquisition by the Partnership of the Southampton plant, together with a ten-year, 500,000 MTPY off-take agreement (385,000 metric tons for the first year), which is being evaluated by a Conflicts Committee formed by the Board due to the related party nature of the proposed transaction.  We continue to discuss the terms, including financing of the proposed transaction, and expect to complete the transaction in the fourth quarter of 2015.

In addition, the sponsor’s 515,000 MTPY production plant in Sampson County, North Carolina (the “Sampson plant”) and a deep-water marine terminal in Wilmington, North Carolina (the “Wilmington terminal”) are both on track to begin operations in the first quarter of 2016.  The Partnership expects to have the opportunity to acquire the Sampson plant with a ten-year off-take contract in late 2016 and the Wilmington terminal in 2017. Finally, the sponsor continues to prepare for the construction of an additional 500,000 MTPY production plant on a site it owns in Hamlet, North Carolina.

Market Update

Major European power generators continue to make the economic decision to fuel generation with wood pellets, highlighting strong growth in this industry:

•                  DONG Energy’s coal-to-wood pellet conversion of its 360 megawatt (“MW”) Studstrup unit 3 and expansion of its 250 MW Avedore unit 1 are on track.  The Avedore unit is part of the largest power station in Denmark and its other unit is already firing wood pellets and straw. Combined additional annual wood pellet demand from these two power stations is projected to be around 1 million tons starting in 2016.  Our sponsor has a ten-year, 420,000 MTPY (385,000 metric tons for the first year) off-take agreement with an affiliate of DONG Energy that commences in September 2016.

•                  E.ON announced the sale of its 556 MW Langerlo power facility in Belgium, which the buyer intends to convert to a wood pellet-fueled power station that is expected to commence operations in 2017.  When fully operational, this facility is projected to require more than 1.5 million tons of wood pellets annually.

•                  Macquarie’s MGT Teesside 299 MW Renewable Energy Plant project has initiated the selection of lenders as it continues to progress towards financial close in early 2016 after its U.K. government-backed contract for difference (“CfD”) passed the EU state-aid review process.  This project is expected to consume more than 1 million tons of wood pellets annually, commencing in early 2019.

•                  Drax’s third 660 MW biomass unit is operational and ramping up toward full capacity when it is expected to demand more than 2 million tons of wood pellets annually.  Also in the U.K., RWE’s 420 MW Lynemouth coal facility is expected to generate demand for approximately 1.5 million tons of wood pellets annually.  Both facilities have received confirmation from the U.K. government that they can move forward with their planned conversions to biomass under the Renewable Obligation Certificate (“ROC”) subsidy as an alternative to their previously awarded CfDs if the CfDs do not receive EU state aid approval.

At the country level, in the Netherlands, the Minister of Economic Affairs stated in a letter to Parliament his intention to significantly increase the budget for the renewable incentive scheme from 3.5 billion euros in 2015 to 8.0 billion euros in 2016, consistent with a report from the Dutch Court of Audit that the scheme budget needed to be increased in order to meet binding EU renewables targets.  The final budget is expected to be confirmed before the end of 2015.

In the U.S., the Environmental Protection Administration (“EPA”) published the final Clean Power Plan in the Federal Register.  This regulatory action is one of the keystones of the current administration’s climate change initiative and, with this announcement, the EPA will begin accepting comments on its proposed “Model Rule” which is intended to provide states with a road map for developing their plans, including use of biomass, to meet the aggressive CO2 emissions reductions and renewable energy targets. Although a series of expected lawsuits have been filed against the EPA’s action, states are still expected to submit their plans by September 2016.

“Customers in our core European utility market segment continue to see profitable opportunities to generate renewable energy by converting coal-fired assets to biomass-fired power stations,” said Mr. Keppler.  “In addition to the highly visible growth in this sector, we are also encouraged by the initial regulatory progress for utility demand in the U.S. and the rapidly growing institutional, industrial, and residential heating demand for wood pellets both here and abroad, which our production increasingly has the opportunity to serve.”

Investor Conference

Management will be participating in the 2015 RBC Capital Markets’ MLP Conference in Dallas, Texas on November 19, 2015.

Conference Call

The Partnership will host a conference call with executive management related to its third quarter 2015 results and to discuss our outlook, guidance, market update, and update on our sponsor’s activities at 10:00 a.m. (Eastern Time) on Thursday, November 5, 2015.  Information on how interested parties may listen to the conference call is available in the Investor Relations page of our website (www.envivabiomass.com).  A replay of the conference call will be available on our website after the live call concludes.

About Enviva Partners, LP

Enviva Partners, LP (NYSE: EVA) is a publicly traded master limited partnership that aggregates a natural resource, wood fiber, and processes it into a transportable form, wood pellets. The Partnership sells a significant majority of its wood pellets through long-term, take-or-pay agreements with creditworthy customers in the United Kingdom and Europe.  The Partnership owns and operates five plants in Northampton County and Ahoskie, North Carolina; Amory and Wiggins, Mississippi; and Cottondale, Florida. We have a combined production capacity of approximately 1.7 million metric tons of wood pellets per year.  In addition, the Partnership owns a deep-water marine terminal at the Port of Chesapeake, Virginia, which is used to export wood pellets. Enviva Partners also exports pellets through the ports of Mobile, Alabama and Panama City, Florida.

To learn more about Enviva Partners, LP, please visit our website at www.envivabiomass.com.

Investor Contact:

Raymond Kaszuba
(240) 482-3856
ir@envivapartners.com

Non-GAAP Financial Measures

We view adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow as important indicators of performance.

Adjusted Gross Margin per Metric Ton

We define adjusted gross margin as gross margin excluding depreciation and amortization included in cost of goods sold. We believe adjusted gross margin per metric ton is a meaningful measure because it compares our off-take pricing to our operating costs for a view of profitability and performance on a per metric ton basis. Adjusted gross margin per metric ton will primarily be affected by our ability to meet targeted production volumes and to control direct and indirect costs associated with procurement and delivery of wood fiber to our production plants and the production and distribution of wood pellets.

Adjusted EBITDA

We define adjusted EBITDA as net income or loss excluding depreciation and amortization, interest expense, taxes, early retirement of debt obligation, non-cash unit compensation expense, asset impairments and disposals, and certain items of income or loss that we characterize as unrepresentative of our operations. Adjusted EBITDA is a supplemental measure used by our management and other users of our financial statements, such as investors, commercial banks, and research analysts, to assess the financial performance of our assets without regard to financing methods or capital structure.

Distributable Cash Flow

We define distributable cash flow as adjusted EBITDA less maintenance capital expenditures and interest expense net of amortization of debt issuance costs and original issue discount. Distributable cash flow is used as a supplemental measure by our management and other users of our financial statements as it provides important information relating to the relationship between our financial operating performance and our ability to make cash distributions.

Adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow are not financial measures presented in accordance with generally accepted accounting principles (“GAAP”). We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures. Each of these non-GAAP financial measures has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider adjusted gross margin per metric ton, adjusted EBITDA, or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP.  Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present a reconciliation of adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to the most directly comparable GAAP financial measure, as applicable, for each of the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
		(Predecessor)		(Predecessor)
	(in thousands, except per metric ton)
Reconciliation of gross margin to adjusted gross margin per metric ton:
Metric tons sold	602	397	1,746	1,094
Gross margin	$14,056	$8,066	$39,116	$11,964
Depreciation and amortization (1)	6,294	4,767	21,587	14,308
Adjusted gross margin	$20,350	$12,833	$60,703	$26,272
Adjusted gross margin per metric ton	$33.80	$32.32	$34.77	$24.01

(1)         Excludes depreciation of office furniture and equipment. Such amount is included in general and administrative expenses.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
		(Predecessor)		(Predecessor)
	(in thousands)
Reconciliation of distributable cash flow and adjusted EBITDA to net income (loss):
Net income (loss)	$6,398	$3,105	$9,935	$(2,123)
Add:
Depreciation and amortization	6,306	4,777	21,621	14,335
Interest expense	2,887	2,124	8,673	6,619
Early retirement of debt obligation	—	—	4,699	73
Purchase accounting adjustment to inventory	—	—	697	—
Non-cash unit compensation expense	180	1	363	2
Income tax expense	1	4	2,657	12
Asset impairments and disposals	(127)	—	(100)	62
Acquisition transaction expenses	257	—	257	—
Adjusted EBITDA	$15,902	$10,011	$48,802	$18,980
Less:
Interest expense net of amortization of debt issuance costs and original issue discount	2,532	1,619	7,444	5,103
Maintenance capital expenditures	735	184	2,342	184
Distributable cash flow	$12,635	$8,208	$39,016	$13,693

The following table provides a reconciliation of the estimated range of adjusted EBITDA to the estimated range of net income, in each case for the three months ending December 31, 2015 (in millions):

Three Months Ending December 31, 2015
Estimated net income	$5.6-6.6
Add:
Depreciation and amortization	5.1
Interest expense	2.8
Non-cash unit compensation expense	0.4
Income tax expense	0.1
Asset impairments and disposals	0.3
Acquisition transaction expenses	0.5
Estimated adjusted EBITDA	$14.8-15.8

Cautionary Note Concerning Forward-Looking Statements

Certain statements and information in this press release, including those concerning our future results of operations, acquisition opportunities, and distributions, may constitute “forward-looking statements.”  The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature.  These forward-looking statements are based on the Partnership’s current expectations and beliefs concerning future developments and their potential effect on the Partnership.  Although management believes that these forward-looking statements are reasonable when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates.  The forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and its present expectations or projections.  Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to: (i) the amount of products that the Partnership is able to produce, which could be adversely affected by, among other things, operating difficulties; (ii) the volume of products that the Partnership is able to sell; (iii) the price at which the Partnership is able to sell products; (iv) changes in the price and availability of natural gas, coal, or other sources of energy; (v) changes in prevailing economic conditions; (vi) the Partnership’s ability to complete acquisitions, including acquisitions from its sponsor; (vii) unanticipated ground, grade, or water conditions; (viii) inclement or hazardous weather conditions, including extreme precipitation, temperatures, and flooding; (ix) environmental hazards; (x) fires, explosions, or other accidents; (xi) changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, or power generators; (xii) inability to acquire or maintain necessary permits; (xiii) inability to obtain necessary production equipment or replacement parts; (xiv) technical difficulties or failures; (xv) labor disputes; (xvi) late delivery of raw materials; (xvii) inability of the Partnership’s customers to take delivery or their rejection of delivery of products; (xviii) changes in the price and availability of transportation; and (xix) the Partnership’s ability to borrow funds and access capital markets.

For additional information regarding known material factors that could cause the Partnership’s actual results to differ from projected results, please read its filings with the Securities and Exchange Commission, including the prospectus filed on April 29, 2015 in connection with the IPO and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof.  The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

Notice

This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b).  Brokers and nominees should treat one hundred percent (100%) of the Partnership’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  Accordingly, the Partnership’s distributions to non-U.S.

investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Financial Statements

ENVIVA PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2015	December 31, 2014
		(Predecessor)
Assets
Current assets:
Cash and cash equivalents	$75,157	$592
Accounts receivable, net of allowance for doubtful accounts of $0 in 2015 and $61 in 2014	44,464	21,998
Related party receivable	652	—
Inventories	25,366	18,064
Restricted cash	—	11,640
Deferred issuance costs	—	4,052
Prepaid expenses and other current assets	2,808	1,734
Total current assets	148,447	58,080
Property, plant and equipment, net of accumulated depreciation of $49.1 million in 2015 and $40.9 million in 2014	321,639	316,259
Intangible assets, net of accumulated amortization of $6.9 million in 2015 and $1.0 million in 2014	3,505	722
Goodwill	85,615	4,879
Debt issuance costs, net of accumulated amortization of $0.5 million in 2015 and $3.0 million in 2014	4,705	3,594
Other long-term assets	519	955
Total assets	$564,430	$384,489
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$8,975	$4,013
Related party payable	5,459	2,354
Accrued and other current liabilities	16,399	8,159
Deferred revenue	575	60
Current portion of interest payable	—	73
Current portion of long-term debt and capital lease obligations	3,072	10,237
Total current liabilities	34,480	24,896
Long-term debt and capital lease obligations	173,767	83,838
Other long-term liabilities	1,176	1,227
Total liabilities	209,423	109,961
Commitments and contingencies
Partners’ capital:
Predecessor equity	—	271,495
General partner interest	—	—
Limited partner interests, 23.8 million units outstanding	352,004	—
Total Enviva Partners, LP partners’ capital	352,004	271,495
Noncontrolling partners’ interests	3,003	3,033
Total partners’ capital	355,007	274,528
Total liabilities and partners’ capital	$564,430	$384,489

ENVIVA PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
		(Predecessor)		(Predecessor)
Product sales	$115,081	$75,186	$335,857	$208,332
Other revenue	1,507	924	4,704	2,827
Net revenue	116,588	76,110	340,561	211,159
Cost of goods sold, excluding depreciation and amortization	96,238	63,277	279,858	184,887
Depreciation and amortization	6,294	4,767	21,587	14,308
Total cost of goods sold	102,532	68,044	301,445	199,195
Gross margin	14,056	8,066	39,116	11,964
General and administrative expenses	4,779	2,837	13,176	7,399
Income from operations	9,277	5,229	25,940	4,565
Other income (expense):
Interest expense	(2,887)	(2,124)	(7,576)	(6,619)
Related party interest expense	—	—	(1,097)	—
Early retirement of debt obligation	—	—	(4,699)	(73)
Other income	9	4	24	16
Total other expense, net	(2,878)	(2,120)	(13,348)	(6,676)
Income (loss) before tax expense	6,399	3,109	12,592	(2,111)
Income tax expense	1	4	2,657	12
Net income (loss)	6,398	3,105	9,935	(2,123)
Less net loss attributable to noncontrolling partners’ interests	14	19	30	61
Net income (loss) attributable to Enviva Partners, LP	$6,412	$3,124	$9,965	$(2,062)
Less: Predecessor loss to May 4, 2015 (prior to IPO)			$(2,132)
Enviva Partners, LP partners’ interest in net income from May 5, 2015 to September 30, 2015			$12,097
Net income per common unit:
Basic	$0.27		$0.51
Diluted	$0.27		$0.50

Net income per subordinated unit:
Basic	$0.27		$0.51
Diluted	$0.27		$0.50

Weighted average number of limited partner units outstanding:
Common — basic	11,906		11,906
Common — diluted	12,193		12,179
Subordinated — basic and diluted	11,905		11,905

Distribution declared per limited partner unit for respective periods	$0.4400		$0.7030

ENVIVA PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2015	2014
		(Predecessor)
Net income (loss)	$9,935	$(2,123)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	21,621	14,335
Amortization of debt issuance costs and original issue discount	1,229	1,516
General and administrative expense incurred by Enviva Holdings, LP	475	—
Allocation of income tax expense from Enviva Cottondale Acquisition I, LLC	2,663	—
Early retirement of debt obligation	4,699	73
Unit-based compensation expense	363	2
Other operating	(74)	46
Change in operating assets and liabilities:
Accounts receivable	(9,954)	(4,454)
Prepaid expenses and other assets	(757)	2,331
Inventories	(4,985)	3,833
Other long-term assets	494	268
Accounts payable, accrued liabilities and other current liabilities	13,405	5,541
Accrued interest	33	(286)
Deferred revenue	515	(536)
Other long-term liabilities	—	384
Net cash provided by operating activities	39,662	20,930
Cash flows from investing activities:
Purchases of property, plant and equipment	(4,129)	(13,860)
Restricted cash	—	43
Payment of acquisition related costs	(3,573)	—
Proceeds from the sale of equipment	277	25
Net cash used in investing activities	(7,425)	(13,792)
Cash flows from financing activities:
Principal payments on debt and capital lease obligations	(183,183)	(40,117)
Cash paid related to debt issuance costs	(5,123)	—
Termination payment for interest rate swap derivatives	(146)	—
Release of cash restricted for debt service	11,640	—
Cash restricted for debt service	—	(4,600)
IPO proceeds, net	215,050	—
Cash distribution to sponsor	(176,702)	—
Cash paid deferred IPO costs	(1,790)	—
Cash distribution to unitholders	(6,159)	—
Proceeds from contributions from sponsor	10,236	—
Proceeds from debt issuance	178,505	37,000
Net cash provided by (used in) financing activities	42,328	(7,717)
Net increase (decrease) in cash and cash equivalents	74,565	(579)
Cash and cash equivalents, beginning of period	592	3,558
Cash and cash equivalents, end of period	$75,157	$2,979

ENVIVA PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2015	2014
		(Predecessor)
Non-cash investing and financing activities:
The Partnership acquired property, plant and equipment in non-cash transactions as follows:
Property, plant and equipment acquired and included in accounts payable and accrued liabilities	$1,431	$327
Property, plant and equipment acquired and included in other assets as notes receivable	—	175
Property, plant and equipment acquired under capital leases	—	290
Property, plant and equipment acquired under notes payable	39	—
Property, plant and equipment transferred from prepaid expenses	173	—
Property, plant and equipment transferred from inventory	146	—
Contribution of Enviva Pellets Cottondale, LLC non-cash net assets	122,529	—
Application of deferred IPO costs to partners’ capital	5,913	—
IPO costs included in accounts payable and accrued liabilities	21	—
Distributions included in liabilities	179	—
Debt issuance costs included in accrued liabilities	66	—
Conveyance of Enviva Pellets Southampton, LLC to Hancock JV	91,696	—
Distribution of Enviva Pellets Cottondale, LLC assets to sponsor	354	—
Non-cash adjustments to financed insurance and prepaid expenses	105	—
Gain on disposal included in receivables	8	—
Financed insurance	—	2,157
Depreciation capitalized to inventories	409	242
Early retirement of debt obligation:
Deposit applied to principal outstanding under promissory note	—	391
Deposit applied to accrued interest under promissory note	—	154
Non-cash capital contributions from sponsor	339	1,083
Supplemental information:
Interest paid	$7,369	$5,181